Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made and entered into effective as of September 28, 2016, (the “Effective Date”) by and between Jovian Resources, LLC, a Delaware Limited Liability Corporation (c/o Jovian Petroleum Corporation) whose mailing address is 7941 Katy Freeway, Suite 522, Houston, Texas 77024 (the “Seller”) and Petrolia Energy Corporation, a Texas corporation (formerly Rockdale Resources Corporation) whose mailing address is 710 N. Post Oak Rd., Suite 512, Houston, Texas 77024 (the “Purchaser”).

BACKGROUND

The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, an undivided fifty percent (50%) of eight-eights (8/8ths) leasehold working interest in the Slick Unit Dutcher Sand East Unit and the Slick Unit Dutcher Sand West Unit and all related leases and assets located in Creek County, Oklahoma, which are more specifically described in Exhibit A attached hereto and incorporate herein (collectively, herein called the “SUDS Field Assets”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for value received, the parties hereto agree to the following terms and conditions:

1. Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing (defined below), the Purchaser hereby agrees to purchase, acquire and accept from Seller, and Seller hereby agrees to sell, transfer, assign, convey and deliver to the Purchaser, all of the right, title and interest in and to the SUDS Field Assets, being not less than an undivided fifty percent (50%) leasehold working interest in the SUDS Field Assets.

Purchase Price. Subject to the conditions set forth in this Agreement, the total purchase price (“Purchase Price”) for the SUDS Field Assets to be paid by the Purchaser to the Seller for the SUDS Field Assets shall be the sum of $4,000,000.00, payable as follows: (i) the sum of $1,000,000.00 shall be paid at Closing by the delivery of a Promissory Note (“The Note”) bearing interest at 5% due and payable on December 31, 2016, and the remaining sum of $3,000,000.00 shall be paid in the form of Production Payments (“The Production Payment”), solely out of twenty percent (20%) (of the 50% undivided interest) of net revenues received by the Purchaser that are attributable to the SUDS Field Assets. The Purchaser shall make the production payments provided for herein to the Seller no later than the end of the calendar month in which the Purchaser receives production payment proceeds that are to be paid to the Seller pursuant to this Agreement.  The beginning date for the first month of computing initial production payments will be October 1, 2016 (as opposed to the effective date of the agreement). The Production Payment is secured by a 37.5% undivided working interest in the SUDS field as described in Exhibit A which shall be evidenced by a recordable security interest acceptable to the Seller.

2. Closing.  Subject to the conditions set forth in this Agreement, the closing (“Closing”) is September 28, 2016.

3. Additional Terms - At Closing, the Seller shall execute, acknowledge and deliver to the Purchaser a recordable assignment, acceptable in form and substance, to the Purchaser of the SUDS Field Assets (the “Assignment).  Although the Note is due on December 31, 2016, in the event the Company closes any financing related to the SUDS field, 50% of the net proceeds received from the financing will be applied to pay on the Note.  If full payment is not made by December 31, 2016, the buyer will be entitled to extend the Note to March 31, 2017 by making a $10,000 payment in cash prior to maturity.  The Note is secured by a 12.5% undivided working interest in the SUDS field as described in Exhibit A which shall be evidenced by a recordable security interest acceptable to the Seller.

4. Allocation of Liabilities. Notwithstanding anything to the contrary elsewhere contained, following the Closing, the Purchaser shall be responsible for and shall assume only liabilities related to the SUDS Field Assets that arise solely as a result of events wholly occurring subsequent to the Effective Date. The Seller agrees to be responsible for and assume all liabilities whatsoever that are related to the SUDS Field Assets and that arise (in whole or in part) as a result of events occurring prior to the Effective Date.

5. Seller’s Covenants, Representations and Warranties.  The Seller covenants, represents and warrants to Purchaser that:

(a) Disclosure.  Seller has fully disclosed to the Purchaser in writing all of the Seller’s contracts, commitments and liabilities to Purchaser, whether they be direct or contingent.

(b) Assets.  Seller is the owner of all of the SUDS Field Assets covered by this Agreement, and conveys all such SUDS Field Assets to the Purchaser, free of all claims, liens, burdens, encumbrances, restrictions and other adverse interests other than those that have been expressly disclosed to the Purchaser in writing on or prior to the Effective Date.

(e) Liabilities.  There are no debts or liabilities of any type whatsoever with respect to Seller (including without limitation, tax liabilities of any type) other than debts or liabilities incurred in the ordinary course of business as of this date and which have been expressly disclosed to the Purchaser in writing prior to the Effective Date.

(f) Actions/Suits.  There are no suits, claims, demands, filings, causes of action, administrative proceedings, lawsuits or other litigation pending, or threatened that could now or hereafter adversely affect the ownership or operation of Seller except those (if any) that have been expressly disclosed to the Purchaser in writing prior to the Effective Date.

(h) Compliance.  The SUDS Field Assets have been operated in accordance with all applicable laws, orders, rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation thereof, including the production of all hydrocarbons attributable thereto.  To the best of Seller’s knowledge, all necessary governmental certificates, consents, permits, licenses or other authorizations with regard to the ownership or operation of the SUDS Field Assets have been obtained and no violations exist or have been recorded in respect of such licenses, permits or authorizations except for those (if any) which have been expressly disclosed to the Purchaser in writing prior to the Effective Date.

(i) Consents, Waivers and Preferential Rights.  There are no consents or waivers of preferential purchase or other rights necessary to prevent the valid conveyance to Purchaser of the SUDS Field Assets that is contemplated by this Agreement (excluding governmental consents and approvals (if any are necessary) that are customarily obtained post-Effective Date).

(j) Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller for which Purchaser has or will have any liabilities or obligations (contingent or otherwise).

(k)  Organization and Good Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the SUDS Field Assets, to carry on its business as now conducted and to perform its obligations under this Agreement, and to perform its obligations hereunder and thereunder.

(l)  Corporate Power.  The Seller has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on behalf of Seller.  This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

6. Further Assurances.  Seller and Purchaser shall each, on a timely basis, execute, acknowledge and deliver all such further conveyances, certificates, notices, assumptions, releases and such other instruments, and shall, on a timely basis, take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the assets, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby.

7. Entire Agreement.  This Agreement contains the entire agreement of the parties hereto.  There are no other agreements, oral or written, and this Agreement can be amended only by written agreement signed by the parties hereto, and by reference, made a part hereof.

8. Assignment.  This Agreement may not be transferred or assigned, in whole or in part, by either party without the prior written consent of the other party being first obtained.

9. Binding Effect.  This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the permitted successors, and permitted assigns of each of the parties hereto.

10. Expenses.  Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear their own respective expenses, including without limitation attorney’s fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing party may incur in the pursuit or defense thereof.

11. Indemnification of Purchaser.  Seller agrees to and shall indemnify Purchaser and its officers, directors, employees, agents, representatives, successors and assigns (each a “Purchaser Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Purchaser Party as and when incurred for, all claims, costs, expenses, liabilities and/or losses of every type nature and character whatsoever pertaining to, arising out of or relating to the SUDS Field Assets and occurring (in whole or in part) prior to the Effective Date.

12. Section Headings.  The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

13. Publicity.  Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable law, provided that the party intending to make such release shall use its reasonable efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

14. Severability.  If any provision of this Agreement or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

15. No Third Party Beneficiary.  Except as otherwise expressly set forth herein, no term or provision of this Agreement is intended to or shall be for the benefit of any person or entity not a party hereto, and no such other person or entity shall have any right or cause of action hereunder, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over and against any party to this Agreement.

16. Governing Law.  This Agreement shall be governed by the applicable laws of the State of Texas, without regard to its choice or conflicts of law rules or principles.

17. Venue.  The parties acknowledge their agreement and irrevocably consent to the courts situated in Houston, Harris County, Texas, as the sole and exclusive venue for litigation of any type, nature or character whatsoever between the parties pertaining in any manner whatsoever to this Agreement.

18. Authorization. The undersigned natural persons executing this Agreement warrant and represent that they are duly authorized to do so and to bind the entity for which they sign.

19. Time of the Essence.  Time is of the essence in all things pertaining to the performance of this Agreement.

20. Currency.  All dollar amounts are expressed in United States currency.

21. Survival of Obligations.  To the extent necessary to carry out the terms and provisions hereof, the terms, conditions, obligations and rights set forth herein shall not be deemed terminated at the time of the execution and delivery of the assignment provided in Paragraph 1, above or the payment of the purchase price provided in Paragraph 2, above. nor will they merge into the assignment provided in Paragraph 1, above.

22. Multiple Counterparts.  This Agreement may be executed in multiple counterparts that shall become effective to the same extent as the original only when every party has signed and delivered a signed counterpart. For purposes of the execution of this Agreement, signature pages transmitted by facsimile or email shall be given the same weight and effect as, and treated as, original signatures.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective for all purposes as of the Effective Date.

SELLER:	PURCHASER:

Jovian Resources, LLC	Petrolia Energy Corporation

By: /s/ Quinten Beasley	By: /s/ Leo Womack
Quinten Beasley, President	Leo Womack, Chairman of the Board